UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 16, 2021

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On September 16, 2021, WM Cayman Holdings Limited II as borrower (“WM Cayman II”) and Wynn Macau, Limited as guarantor, each an indirect subsidiary of Wynn Resorts, Limited (the “Registrant”), entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders (the “Facility Agreement”), pursuant to which the lenders will make available in an aggregate amount of US$1.50 billion equivalent revolving unsecured credit facility consisting of one tranche in an amount of US$312.5 million and one tranche in an amount of HK$9.26 billion to WM Cayman II (“Revolving Facility”). WM Cayman II has the ability to upsize the total Revolving Facility by an additional US$1.00 billion equivalent under the Facility Agreement and related agreements upon the satisfaction of various conditions.

The final maturity of all outstanding loans under the Revolving Facility is September 16, 2025 (or if September 16, 2025 is not a business day, the next business day in the relevant calendar month) by which time any outstanding borrowings from the Revolving Facility must be repaid.

Each loan under the Revolving Facility, consisting of both United States dollar and Hong Kong dollar tranches, will bear interests at London Interbank Offered Rate or Hong Kong Interbank Offered Rate, as applicable, plus a margin of 1.875% to 2.875% per annum based on the leverage ratio of WM Cayman II on a consolidated basis.

Borrowings under the Facility Agreement will be used to refinance certain indebtedness of Wynn Macau, Limited and subsidiaries (the "WML Group"), to pay the financing costs, fees and expenses in respect of the Revolving Facility, and to fund ongoing working capital needs and for general corporate purposes.

The Facility Agreement contains representations, warranties, covenants and events of default customary for similar financings in Macau. The Facility Agreement also contains certain mandatory prepayment provisions relating to the loss or termination of the WML Group's gaming operations or concession contracts. Customary fees and expenses were paid by WM Cayman II in connection with the Facility Agreement and related agreements.

The lenders and agent under the Facility Agreement and certain of their affiliates have performed investment banking, commercial lending and advisory services for WM Cayman II, the Registrant, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, WM Cayman II, the Registrant, their subsidiaries and their respective affiliates in the ordinary course of their business.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: September 16, 2021	By:	/s/ Craig S. Billings
Craig S. Billings
Chief Financial Officer
(Principal Financial and Accounting Officer)